Exhibit 10.20

CLIFFORD CHANCE PARTNERSCHAFTSGESELLSCHAFT

EXECUTION VERSION

AXALTA COATING SYSTEMS VERWALTUNGS GMBH

(FORMERLY FLASH GERMAN CO GMBH)

AXALTA COATING SYSTEMS DEUTSCHLAND HOLDING GMBH & CO. KG

(FORMERLY GERMANY COATINGS GMBH & CO. KG)

AXALTA COATING SYSTEMS BETEILIGUNGS GMBH

(FORMERLY GERMANY COATINGS CO GMBH)

STANDOX GMBH

SPIES HECKER GMBH

AXALTA COATING SYSTEMS GERMANY GMBH

(FORMERLY DUPONT PERFORMANCE COATINGS GMBH)

as Pledgors

BARCLAYS BANK PLC

as Bank Collateral Agent and Pledgee

and

WILMINGTON TRUST, NATIONAL ASSOCIATION

as Notes Collateral Agent and Pledgee

ACCOUNT PLEDGE AGREEMENT

(Kontoverpfändung)

CLIFFORD CHANCE PARTNERSCHAFTSGESELLSCHAFT VON RECHTSANWÄLTEN, WIRTSCHAFTSPRÜFERN,

STEUERBERATERN UND SOLICITORS • SITZ: FRANKFURT AM MAIN • AG FRANKFURT AM MAIN PR 1000

This ACCOUNT PLEDGE AGREEMENT (the “Agreement”) is made on 29 July 2013

BETWEEN:

(1)	AXALTA COATING SYSTEMS VERWALTUNGS GMBH (formerly FLASH GERMAN CO GMBH), registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Cologne under HRB 78356 (the “Pledgor 1”);

(2)	AXALTA COATING SYSTEMS DEUTSCHLAND HOLDING GMBH & CO. KG (formerly GERMANY COATINGS GMBH & CO. KG), registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Cologne under HRA 29851 (the “Pledgor 2”);

(3)	AXALTA COATING SYSTEMS BETEILIGUNGS GMBH (formerly GERMANY COATINGS CO GMBH), registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Wuppertal under HRB 24873 (the “Pledgor 3”);

(4)	STANDOX GMBH, registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Wuppertal under HRB 9409 (the “Pledgor 4”);

(5)	SPIES HECKER GMBH, registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Cologne under HRB 9555 (the “Pledgor 5”);

(6)	AXALTA COATING SYSTEMS GERMANY GMBH (formerly DUPONT PERFORMANCE COATINGS GMBH), registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Wuppertal under HRB 20552 (the “Pledgor 6”);

(the entities listed in nos. (1) to (6) above are hereinafter referred to each as a “Pledgor” and collectively as the “Pledgors”)

(7)	BARCLAYS BANK PLC in its capacity as collateral agent under the Credit Agreement (as defined below) (together with its successors in such capacity, the “Bank Collateral Agent”); and

(8)	WILMINGTON TRUST, NATIONAL ASSOCIATION, in its capacity as notes collateral agent under the EUR Notes Indenture (as defined below) (together with its successors in such capacity, the “Notes Collateral Agent” and together with the Bank Collateral Agent collectively, the “Collateral Agents” and “Pledgees”).

WHEREAS:

(A)	Pursuant to a USD 2,700,000,000 and EUR 400,000,000 term and multi-currency revolving credit agreement dated 1 February 2013 between, inter alia, Axalta Coating Systems U.S., Inc. (formerly Coatings Co. U.S. Inc.) as U.S. Holdings (the “U.S. Holdings”), Axalta Coating Systems Dutch Holding A B.V. (formerly Flash Dutch 1 B.V.) as Holdings (the “Holdings”), Axalta Coating Systems Dutch Holding B B.V. (formerly Flash Dutch 2 B.V.) (the “Dutch Co-Borrower”) and Axalta Coating Systems U.S. Holdings (formerly U.S. Coatings Acquisition Inc.) (the “U.S. Co-

Borrower” and, together with the Dutch Co-Borrower, the “Borrowers”), Barclays Bank PLC, Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc., Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC, Morgan Stanley Senior Funding, Inc., UBS Securities LLC, Jefferies Finance LLC and Sumitomo Mitsui Banking Corporation as joint lead arrangers (the “Arrangers”) and joint bookrunners, Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc. and Citicorp North America, Inc. as syndication agents (the “Syndication Agents”), Deutsche Bank Securities, Inc. and Credit Suisse Securities (USA) LLC as co-documentation agents (the “Co-Documentation Agents”) and Barclays Bank PLC as administrative agent, collateral agent and L/C issuer and others (as amended, varied, novated, supplemented, superseded or extended from time to time, the “Credit Agreement”), certain lenders (together the “Original Lenders”) have agreed to grant certain facilities to the Borrowers. Pursuant to the terms of the Credit Agreement, the aggregate amount of the facilities (including numbers of facilities) may be increased by a cash-capped amount of up to USD 400,000,000 if the Borrowers and the relevant lenders assuming such additional commitments so agree (the “Incremental Facilities”).

(B)	Pursuant to a holdings guaranty agreement dated 1 February 2013 between Holdings as guarantor (the “Holdings Guarantor”) and Barclays Bank PLC as administrative agent (the “Holdings Guaranty Agreement”), the Holdings Guarantor has guaranteed the full and actual payment by the Borrowers under the Credit Agreement.

(C)	Pursuant to a subsidiary guaranty agreement dated 1 February 2013 between, inter alia, the entities listed in Schedule 1 Part A (List of Subsidiary Guarantors) acting as original and/or additional guarantors (the “Subsidiary Guarantors” and together with the Holdings Guarantor, the “Current Loan Guarantors”) and Barclays Bank PLC as administrative agent (the “Subsidiary Guaranty Agreement” and together with the Holdings Guaranty Agreement, the “Guaranty Agreements”), the Subsidiary Guarantors have guaranteed the full and actual payment by the Borrowers under the Credit Agreement.

(D)	Pursuant to an indenture dated 1 February 2013 between the U.S. Co-Borrower as U.S. co-issuer (the “U.S. Co-Issuer”), the Dutch Co-Borrower as Dutch co-issuer (the “Dutch Co-Issuer”, and together with the U.S. Co-Issuer, the “Issuers”), the entities listed in Schedule 1 Part B (List of EUR Current Notes Guarantors) acting as original and/or additional guarantors (the “Current EUR Notes Guarantors”) and Wilmington Trust, National Association as notes trustee and notes collateral agent (as amended, varied, novated, supplemented, superseded or extended from time to time, the “EUR Notes Indenture”), the Issuers have issued EUR 250,000,000, 5.750% senior secured notes due 2021 (together with any such notes issued in addition, substitution, exchange or replacement thereof pursuant to the EUR Notes Indenture, the “Secured Notes”).

(E)	Each of the Pledgors has agreed to grant a pledge over its Accounts (as defined below) as security for the Secured Obligations (as defined below).

(F)	The security created by or pursuant to this Agreement is to be administered by the Bank Collateral Agent for and on behalf of the Loan Finance Parties (as defined below) pursuant to the Credit Agreement and otherwise administered as collateral sub-agent for and on behalf of the Notes Collateral Agent in accordance with the provisions of the first lien intercreditor agreement dated 1 February 2013 between the Bank Collateral Agent, the Notes Collateral Agent, each grantor party thereto, and each additional agent from time to time party thereto and others (as amended, varied, novated, supplemented, superseded or extended from time to time, the “Intercreditor Agreement”).

NOW, IT IS AGREED as follows:

1.	DEFINITIONS AND LANGUAGE

1.1	Definitions

In this Agreement:

“Account Banks” means the credit institutions administering the Accounts (other than any Excluded Accounts) and “Account Bank” means any of them.

“Accounts” means all bank accounts (including without limitation giro accounts and accounts for saving deposits (Spareinlagen), time deposits (Termineinlagen) or call money deposits (Tagesgeldeinlagen)) which any of the Pledgors holds at present or may at any time hereafter open with any credit institution in the Federal Republic of Germany (including without limitation the accounts listed in Part A of Schedule 2 (Pledged Accounts)) and any sub-account (Unterkonto), renewal, redesignation or replacement thereof, except for the Excluded Accounts, and “Account” means any of them.

“Administrative Agent” means Barclays Bank PLC in its capacity as administrative agent under the Credit Agreement and any successor appointed as administrative agent under the Credit Agreement.

“Agents” means the Administrative Agent, the Bank Collateral Agent, the Arrangers, the Syndication Agents, the Co-Documentation Agents and the Supplemental Agents (if any) and “Agent” means any of them.

“Authorisation” means the authorisation granted by the Pledgees to the Pledgors pursuant to Clause 5 hereof.

“Borrower Representative” means the U.S. Co-Borrower as the entity appointed to act on behalf of any Borrower under the Loan Documents.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit, purchasing or debit card, electronic funds transfer and other cash management arrangements to any Loan Party.

“Cash Management Bank” means any Person that (i) at the time it enters into a Cash Management Agreement, is a Lender or an Agent or an affiliate of a Lender or an Agent, (ii) in the case of any Cash Management Agreement in effect on or prior to the Closing Date, is, as of such date or within 30 days thereafter, a Lender or an Agent or an affiliate of a Lender or an Agent and a party to a Cash Management Agreement or (iii) within 30 days after the time it enters into the applicable Cash Management Agreement, becomes a Lender or an affiliate of a Lender or an Agent, in each case, in its capacity as a party to such Cash Management Agreement.

“Closing Date” means 1 February 2013.

“Enforcement Event” means the occurrence of an Event of Default that has not been cured or waived and, in respect of which the relevant Collateral Agent has the ability, subject to the delivery to the relevant companies of an Enforcement Notice, if required (provided that, notwithstanding anything to the contrary herein, no Enforcement Notice shall be required if the Enforcement Event resulted from the occurrence of an Event of Default in connection with the occurrence of an actual or deemed entry of an order for relief with respect to any bankruptcy or insolvency law, in each case that is continuing), to exercise any of its/their rights under the Credit Agreement and/or the EUR Notes Indenture in accordance with their respective terms, including to declare all unpaid amounts of indebtedness (or other obligations) incurred under the Credit Agreement and/or the EUR Notes Indenture immediately due and payable and, in the case of the Bank Collateral Agent under the Credit Agreement, to declare the commitments to make loans or issue letters of credit thereunder to be terminated.

“Enforcement Notice” means a notice by the relevant Collateral Agent informing the relevant company that the relevant Collateral Agent intends to exercise rights under the Credit Agreement and/or the EUR Notes Indenture to declare all unpaid amounts of indebtedness (or other obligations) incurred under the Credit Agreement and/or the EUR Notes Indenture immediately due and payable and, in the case of the Bank Collateral Agent under the Credit Agreement, to declare the commitments to make loans or issue letters of credit thereunder to be terminated or to require cash collateralization of any obligations relating to letters of credit issued under facilities under the Credit Agreement, in each case in accordance with the Credit Agreement and/or the EUR Notes Indenture, as applicable.

“EUR Notes Documents” means the Secured Notes, the EUR Notes Indenture, any guarantees in respect of the Secured Notes, any security documents relating to the EUR Notes Indenture and/or the Secured Notes and any other document that may be entered into pursuant to any of the foregoing in relation to the Secured Notes.

“Event of Default” means any event of default (Kündigungsgrund) under the Credit Agreement and/or the EUR Notes Indenture.

“Excluded Accounts” means any of the accounts listed in Part B of Schedule 2 (Excluded Accounts) or any payroll, employee benefit, escrow, customs or other fiduciary accounts or sub-accounts of the Pledgor being opened and notified in writing by the relevant Pledgor to each of the Collateral Agents.

“Hedge Bank” means any Person that (i) at the time it enters into a Swap Contract, is a Lender or an Agent or an affiliate of a Lender or an Agent, (ii) within 30 days after the time it enters into a Swap Contract, becomes a Lender or an Agent or an affiliate of a Lender or an Agent, or (iii) with respect to Swap Contracts in effect as of the Closing Date, is, as of the Closing Date or within 30 days after the Closing Date, a Lender or an Agent or an affiliate of a Lender or an Agent and a party to a Swap Contract, in each case in its capacity as party to such Swap Contract.

“L/C Issuer” means (i) Barclays Bank PLC and Citibank N.A. in their capacity as issuers of any letter of credit under the Credit Agreement and (ii) any other Lender issuing a letter of credit under the Credit Agreement.

“Lenders” means the Original Lenders, any entity which has become a lender under the Credit Agreement and any entity which may become a lender under the Credit Agreement in the future and “Lender” means any of them.

“Loan Documents” means the Credit Agreement, the Intercreditor Agreement, the Holding Guaranty Agreement, the Subsidiary Guaranty Agreement, any Secured Cash Management Agreement, any Secured Hedge Agreement, any letter of credit or bank guarantee relating to the Credit Agreement, any fee letters relating to the Credit Agreement, any security documents relating to the Credit Agreement and any other document that may be entered into pursuant to any of the foregoing in relation to the Credit Agreement.

“Loan Finance Parties” means the Lenders (including in their capacity as issuing bank(s), hedge banks and/or cash management banks under the Credit Agreement), the L/C Issuer, the Swing Line Lenders, the Administrative Agent, the Bank Collateral Agent, any Hedge Bank and any Cash Management Bank.

“Loan Parallel Obligations” means the independent obligations of any of the Loan Parties arising pursuant to (i) the Credit Agreement, (ii) any Guaranty Agreement and/or (iii) the Intercreditor Agreement to pay to the Bank Collateral Agent sums equal to the sums owed by such Loan Party to the other Loan Finance Parties (or any of them) under the Loan Documents.

“Loan Parties” means the Borrowers, the Current Loan Guarantors and any entity which may accede to the Subsidiary Guaranty Agreement as an additional guarantor by entering into a subsidiary guaranty supplement under the Subsidiary Guaranty Agreement and “Loan Party” means any of them.

“Notes Parties” means the Issuers and the Current EUR Notes Guarantors and any entity which may become an additional guarantor under the EUR Notes Indenture.

“Notes Parallel Obligations” means the independent obligations of any of the Notes Parties arising pursuant to the EUR Notes Indenture to pay to the Notes Collateral Agent sums equal to the sums owed by such Note Party to the other Notes Secured Parties (or any of them) under the EUR Notes Documents.

“Notes Secured Parties” means the Secured Noteholders, the Notes Collateral Agent and the Notes Trustee.

“Notes Trustee” means Wilmington Trust, National Association in its capacity as trustee under the EUR Notes Indenture and any successor appointed as trustee under the EUR Notes Indenture.

“Obligors” means the Loan Parties and the Notes Parties.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Pledge” and “Pledges” have the meanings given to such terms in Clause 2.1.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank, except for any such Cash Management Agreement designated in writing by the Borrower Representative to the Administrative Agent as an “unsecured cash management agreement” as of the Closing Date or, if later, as of the time of entering into such Cash Management Agreement.

“Secured Documents” means the Loan Documents and the EUR Notes Documents.

“Secured Noteholders” means any registered holders, from time to time, of the Secured Notes, and “Secured Noteholder” means any of them.

“Secured Obligations” means the Loan Parallel Obligations and the Notes Parallel Obligations.

“Secured Parties” means the Loan Finance Parties and the Notes Secured Parties.

“Supplemental Agent” means any individual or institution selected and appointed by the Administrative Agent and the Bank Collateral Agent as a separate trustee, co- trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent, as applicable, in relation to the Credit Agreement.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any international foreign exchange master agreement, or any other master agreement, including any obligations or liabilities under any such master agreement.

“Swing Line Lender” means Barclays Bank PLC in its capacity as provider of swing line loans in relation to the Credit Agreement or any successor appointed as a swing line lender under the Credit Agreement.

1.2	Construction

In this Agreement:

1.2.1	Capitalised terms used but not defined in this Agreement shall have the meanings ascribed thereto in the Credit Agreement and/ or EUR Notes Indenture, as applicable; and

1.2.2	any reference in this Agreement to a “Clause” or a “Schedule” shall, subject to any contrary indication, be construed as a reference to a Clause or a Schedule hereof.

1.3	This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

2.	PLEDGE

2.1	Each Pledgor hereby pledges to each of the Pledgees all its present and future rights and claims (whether conditional or unconditional) arising against any Account Bank from or in relation to any of the Accounts (other than any Excluded Account) held by it, including without limitation:

2.1.1	all rights and claims in respect of present and future cash deposits (Guthaben) (including without limitation saving deposits (Spareinlagen), time deposits (Termineinlagen) (including fixed deposits (Festgeldguthaben) and termination monies (Kündigungsgelder)) and call money deposits (Tagesgeldeinlagen) (including deposits for overnight money, tom/next money, spot/next money and money until further notice (Geld b ..a. w.))) standing from time to time to the credit of the Accounts, including all claims to interest payable;

2.1.2	in respect of each Account maintained as a giro account (Girokonto) at present or in the future, (i) all claims in respect of present and future credit balances (positive Salden), (ii) all claims in respect of present and future credit entries (gutgeschriebene Beträge), (iii) all claims to interest payable and (iv) all other present and future monetary rights and claims arising under or in connection with the respective giro agreement (Girovertrag) (including without limitation all claims to the grant of a credit entry (Gutschriftanspruch)); and

2.1.3	in respect of each Account maintained as a current account (Kontokorrentkonto) at present or in the future, all present and future rights and claims arising under or in connection with the respective current account agreement (Kontokorrentabrede) (including without limitation all claims to determination and acknowledgement of the current account balance (Anspruch auf Saldofeststellung und -anerkennung), all claims to present and future current account balances (Saldoforderungen) including the causal final balance (kausaler Schlusssaldo) and the right to terminate the current account relationship (Kündigung des Kontokorrents)).

(each a “Pledge” and together the “Pledges”).

2.2	Each of the Pledgees hereby accepts the Pledges.

2.3	The validity and effect of each of the Pledges shall be independent from the validity and the effect of the other Pledges created hereunder. The Pledges to each of the Pledgees shall be separate and individual pledges ranking pari passu with the other Pledges created hereunder.

2.4	Each of the Pledges is in addition, and without prejudice, to any other security the Pledgees may now or hereafter hold in respect of the Secured Obligations.

3.	PURPOSE OF THE PLEDGES

The Pledges hereunder are constituted in order to secure the prompt and complete satisfaction of any and all Secured Obligations. The Pledges shall also cover any future extension of the Secured Obligations (including, for the avoidance of doubt, any Incremental Facilities) and each Pledgor herewith expressly agrees that the provisions of Section 1210 para 1 sentence 2 of the German Civil Code (Bürgerliches Gesetzbuch) shall not apply to this Agreement.

4.	NOTICE OF PLEDGE

4.1	Each Pledgor undertakes that it will without undue delay, but not later than within 10 (ten) business days after the date of this Agreement, notify each Account Bank of the Pledges by delivering a notification substantially in the form set out in Schedule 3 (Form of Notice of Pledge) by registered mail (Einschreiben mit Rückschein). Each Pledgor shall provide the Bank Collateral Agent and the Notes Collateral Agent with a copy of each such notification and of the corresponding return receipt (Rückschein). In addition, each Pledgor shall use reasonable efforts to procure that each Account Bank promptly acknowledges receipt of the respective notification, and acceptance of the terms thereof, to each of the Collateral Agents and to the respective Pledgor.

4.2	Without prejudice to the obligations imposed on each Pledgor in Clause 4.1 and, in the case of future Accounts, Clause 9.3, each Pledgor hereby authorises each of the Bank Collateral Agent and the Notes Collateral Agent and releases it for this purpose from the restrictions of self-dealing under Section 181 of the German Civil Code to notify each Account Bank on its behalf of this Agreement and the Pledges constituted hereunder by delivering a notification substantially in the form set out in Schedule 3 (Form of Notice of Pledge), or in such form as any of the Collateral Agents deems appropriate.

5.	PLEDGORS’S RIGHT OF DISPOSAL

Each Pledgor may exercise all rights and powers, and withdraw any amounts, in respect of each Account. After the occurrence of an Enforcement Event which is continuing the Pledgees may impose conditions for the exercise of the Authorisation or revoke the Authorisation and give notice in that respect to the Account Bank.

6.	ENFORCEMENT OF THE PLEDGES

6.1	If an Enforcement Event has occurred and is continuing and provided that the requirements set forth in Sections 1273 para 2, 1204 et seq. of the German Civil Code with regard to the enforcement of any of the Pledges are met (Pfandreife), in particular, if any of the Secured Obligations has become due and payable, then in order to enforce the Pledges (or any of them), the Pledgees may at any time thereafter avail themselves of all rights and remedies that a pledgee has against a pledgor under the laws of the Federal Republic of Germany.

6.2	Notwithstanding Section 1277 of the German Civil Code, any of the Pledgees are entitled to exercise their rights without obtaining an enforceable judgment or other instrument (vollstreckbarer Titel). The Pledgees shall be entitled to have the Pledges enforced in any manner allowed under the laws of the Federal Republic of Germany.

6.3	Any of the Pledgees will notify the respective Pledgor 5 (five) business days prior to the enforcement of the Pledges (or any of them) according to Clause 6. No such notification shall be required if (i) a Pledgor has generally ceased to make payments (Zahlungseinstellung) or (ii) an application for the institution of insolvency proceedings is filed by or against a Pledgor.

6.4	If the Pledgees, should seek to enforce the Pledges pursuant to Clause 6.1 hereof, each Pledgor shall, at its own expense, render forthwith all necessary assistance in order to facilitate the prompt realisation of the Pledges (or any of them) and/or the exercise by the Pledgees, of any other right they may have as Pledgee.

6.5	Each of the Pledgees may, in its sole discretion (acting reasonably), determine which of several security interests (created under this or other security agreements) shall be used to satisfy the Secured Obligations.

6.6	Each Pledgor hereby expressly waives all defences of revocation (Einrede der Anfechtbarkeit) and set-off (Einrede der Aufrechenbarkeit) pursuant to Sections 770, 1211 of the German Civil Code.

6.7	Each Pledgor hereby expressly waives its defences based on defences any Obligor might have against any of the Secured Obligations (Einreden des Hauptschuldners) pursuant to Section 1211 para 1 sentence 1 alternative 1 of the German Civil Code.

6.8	If the Pledges are enforced or if a Pledgor has discharged any of the Secured Obligations (or any part of them), Section 1225 of the German Civil Code (legal subrogation of claims to a pledgor - Forderungsübergang auf den Verpfänder) shall not apply and no rights of the Pledgees shall pass to any of the Pledgors by subrogation or otherwise, unless and until all Secured Obligations have been fully and finally discharged (other than (A) contingent indemnification obligations as to which no claim has been asserted, (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements and (C) letters of credit which have been cash collateralized in accordance with the terms of the Credit Agreement). Further, no Pledgor shall at any time before, on or after an enforcement of the Pledges, and as a result of any Pledgor entering into this Agreement, be entitled to demand indemnification or compensation from an Obligor or any affiliate of an Obligor or assign any of these claims, unless and until all Secured Obligations have been fully and finally discharged (other than (A) contingent indemnification obligations as to which no claim has been asserted, (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements and (C) letters of credit which have been cash collateralized in accordance with the terms of the Credit Agreement).

7.	LIMITATIONS ON ENFORCEMENT

7.1	Definitions

“Net Assets” means an amount equal to the sum of the amounts of the relevant Pledgor’s (with respect to Pledgor 2, its general partner’s) assets (consisting of all assets which correspond to the items set forth in section 266 paragraph 2 A, B, C, D and E of the German Commercial Code (Handelsgesetzbuch – “HGB”)) less the aggregate amount of such Pledgor’s (with respect to Pledgor 2, its general partner’s) liabilities (consisting of all liabilities and liability reserves which correspond to the items set forth in section 266 paragraph 3 B, C, D and E HGB), save that any obligations (Verbindlichkeiten) of the relevant Pledgor (with respect to Pledgor 2, of its general partner):

(a)	owing to Dutch Co-Borrower and/or any of Dutch Co-Borrower’s (formerly Flash Dutch 2 B.V.‘s) subsidiaries or any other affiliated company which are subordinated pursuant to section 39 paragraph 1 no. 5 or section 39 paragraph 2 of the German Insolvency Code (Insolvenzordnung) and including obligations under guarantees for obligations which are so subordinated; or

(b)	incurred in violation of any of the provisions of the Secured Documents (unless neither with wilful misconduct nor gross negligence)

shall	be disregarded.

The Net Assets shall be determined in accordance with the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsmäßiger Buchführung) and be based on the same principles that were applied by the relevant Pledgor (with respect to Pledgor 2, its general partner) in the preparation of its most recent annual balance sheet (Jahresbilanz).

“Protected Capital” means in relation to a Pledgor the aggregate amount of:

(a)	its (with respect to Pledgor 2, its general partner’s) share capital (Stammkapital) as registered in the commercial register (Handelsregister) provided that any increase registered after the date of this Agreement shall not be taken into account unless (i) the increase has been effected out of retained earnings (Kapitalerhöhung aus Gesellschaftsmitteln) or such increase has been effected with the prior written consent of any of the Collateral Agents and, in any case, (ii) only to the extent it is fully paid up; and

(b)	its (with respect to Pledgor 2, its general partner’s) amount of profits (Gewinne) which are not available for distribution to its shareholder(s) in accordance with section 268 paragraph 8 HGB.

“Up-stream and/or Cross-stream Security” means the Pledges granted by the relevant Pledgor (which, for the purpose of this Clause 7 (Limitations on Enforcement), shall also include any other obligation of the relevant Pledgor to reimburse costs or pay indemnities under or in connection with any Secured Document) if and to the extent the Pledges granted by the relevant Pledgor secure the obligations of a Loan Party and/or Notes Party which is a shareholder of the relevant Pledgor (with respect to Pledgor 2, of its general partner) or an affiliated company

(verbundenes Unternehmen) of such shareholder within the meaning of section 16, 17 or 18 of the German Stock Corporation Act (Aktiengesetz) (other than such Pledgor and its subsidiaries and, in the case of Pledgor 2, the general partner and its subsidiaries), provided that it shall not constitute an Up-stream or Cross-stream Security if and to the extent the Pledges granted by the relevant Pledgor secure amounts outstanding under any Secured Document in relation to any financial accommodation made available under such Secured Document to any Borrower and/or any of the Issuers and on-lent to, or issued for the benefit of, the relevant Pledgor or any of its subsidiaries (and, with respect to Pledgor 2, to, or for the benefit of, its general partner or any of its subsidiaries) and still outstanding from time to time.

This Clause 7 (Limitation on Enforcement) applies if and to the extent the Pledges granted by a Pledgor are an Up-stream and/or Cross-stream Security.

7.2	The Pledgees agree that the enforcement of the Pledges granted by the relevant Pledgor shall be limited if:

7.2.1	(and to the extent that) the Pledges constitute an Upstream- and/or Cross- Stream Security; and

7.2.2	the enforcement of the Pledges pursuant to Clause 6 (Enforcement of the Pledges) would otherwise

(a)	have the effect of reducing the relevant Pledgor’s (with respect to Pledgor 2, its general partner’s) Net Assets to an amount that is lower than the amount of its (with respect to Pledgor 2, its general partner’s) Protected Capital or, if the amount of the Net Assets is already lower than the amount of its (with respect to Pledgor 2, its general partner’s) Protected Capital, cause the Net Assets to be further reduced; and

(b)	thereby give rise to a violation of the capital maintenance requirement as set out in section 30 paragraph 1 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung); and

7.2.3	the relevant Pledgor has complied with its obligation to deliver the Management Determination and the Auditor’s Determination, in each case together with an up-to-date balance sheet, in accordance with the requirements set out in paragraphs 7.3 and 7.4 below.

7.3

Within ten (10) business days after the relevant Pledgor’s receipt of notice from any of the Collateral Agents, that it intends to enforce the Pledges, the relevant Pledgor shall provide a certificate signed by its managing director(s) (Geschäftsführer) (with respect to Pledgor 2, its general partner’s managing director(s) (Geschäftsführer)) confirming in writing if and to what extent the Pledges granted by it is an Up-stream and/or Cross-stream Security and an enforcement of the Pledges would have the effects referred to in paragraph 7.2.2 above (the “Management Determination”). Such confirmation shall comprise an up-to-date balance sheet of the relevant Pledgor (with respect to Pledgor 2, its general partner) and a detailed calculation, based on the provisions of this Agreement of the amount of the Net Assets and Protected Capital of such Pledgor (with respect to Pledgor 2, its general partner). The Pledgees shall be entitled to enforce the Pledges in an amount which pursuant to the Management Determination would not cause the effects set out in paragraph 7.2.2 above (irrespective of whether or not the relevant Collateral Agent agrees with the Management Determination).

7.4	If any Collateral Agent disagrees with the Management Determination, it may within fifteen (15) business days of its receipt request the relevant Pledgor to deliver, at its own cost and expense, within thirty (30) business days of such request an up-to-date balance sheet of the relevant Pledgor (with respect to Pledgor 2, of its general partner), drawn-up by an auditor appointed by the relevant Pledgor in consultation with the relevant Collateral Agent, together with a detailed calculation, based on the provisions of this Agreement, of the amount of the Net Assets and Protected Capital of the relevant Pledgor (with respect to Pledgor 2, its general partner) (the “Auditor’s Determination”). The Pledgees shall be entitled to enforce the Pledges in an amount which pursuant to the Auditor’s Determination would not cause the effects set out in paragraph 7.2.2 above.

7.5	No reduction of the amount enforceable pursuant to this Clause 7 (Limitations on Enforcement) will prejudice the right of the Pledgees to continue to enforce the Pledges (subject always to the operation of the limitations set out above at the time of such enforcement) until full satisfaction of the Secured Obligations.

7.6	The Pledgor shall (and, with respect to Pledgor 2, shall procure that its general partner will) do everything commercially justifiable and legally permitted to avoid the enforcement of the pledges becoming limited pursuant to the terms of this Clause 7 (Limitations on Enforcement) and shall in particular, after the occurrence and continuation of an Enforcement Event and within three (3) months after a written request of any of the Collateral Agents realise at least at market value any of its (and, with respect to Pledgor 2, any of its general partner’s) assets that are not necessary, as determined by the relevant Pledgor in its sole discretion, for its business (nicht betriebsnotwendig) (or, with respect to Pledgor 2, that of its general partner) and is shown in its (or, with respect to Pledgor 2, its general partner’s) balance sheet with a book value that is in the reasonable opinion of the relevant Collateral Agent significantly lower than the market value.

8.	REPRESENTATIONS AND WARRANTIES

Each Pledgor represents and warrants to the Pledgees by way of an independent guarantee (selbständiges Garantieversprechen) with respect to itself and the Accounts held by such Pledgor that:

8.1	the Accounts (other than any Excluded Accounts) are neither pledged nor assigned to any other person and no rights of third parties exist in relation thereto other than the Pledges created hereunder and the pledges existing by operation of the general business conditions (Allgemeine Geschäftsbedingungen) of the respective Account Bank and unless not prohibited by the Credit Agreement and/or the EUR Notes Indenture;

8.2	all agreements with any Account Bank in relation to the Accounts (other than any Excluded Accounts) are governed by German law;

8.3	it is the sole legal and beneficial owner of the Accounts (other than any Excluded Accounts) and may freely dispose thereof without any restrictions; and

8.4	the information contained in Schedule 2 (List of Accounts) is true, accurate and complete in all respects and it maintains no accounts with any credit institution other than those listed in Schedule 2 (List of Accounts).

9.	UNDERTAKINGS OF THE PLEDGORS

During the term of this Agreement, each Pledgor undertakes to each of the Pledgees with respect to itself and the Accounts held by such Pledgor:

9.1	to use reasonable efforts to procure that each Account Bank releases any existing lien, including without limitation any pledge existing by operation of its general business conditions (Allgemeine Geschäftsbedingungen), and waives any right of set-off and right of retention in respect of the Accounts by countersigning and returning an acknowledgement of notice of pledge substantially in the form set out in Schedule 3 (Form of Notice of Pledge) to the respective Pledgor and each of the Collateral Agents;

9.2	to instruct each Account Bank to provide each of the Collateral Agents with all information requested by it in respect of the Accounts (which, Collateral Agents hereby agree, will not be requested until the occurrence and the continuation of an Enforcement Event) and to that extent to release each Account Bank from its obligation to maintain confidentiality (Bankgeheimnis) by delivering a notice of pledge to the respective Account Bank in accordance with the requirements set out in Clause 4.1 or, in the case of any future Account, Clause 9.3. The respective Pledgor undertakes not to revoke such instruction during the term of this Agreement;

9.3	to notify each of the Collateral Agents substantially in the form set out in Schedule 4 (Form of Notification of Future Accounts) of each new bank account opened by the respective Pledgor with a credit institution in the Federal Republic of Germany (other than an Excluded Account) not later than on the date on which such new bank account is opened and to notify the respective Account Bank of the Pledges in accordance with Clause 4 above within 10 (ten) business days after the opening of such account. For the avoidance of doubt, each Pledgor is aware that any new bank account opened within the Federal Republic of Germany (other than an Excluded Account) will become an Account in the meaning of this Agreement upon notice to the Account Bank and will be subject to the Pledge and the obligations assumed by the respective Pledgor hereunder without any further agreement;

9.4	to notify each of the Collateral Agents promptly after opening of an account in the Federal Republic of Germany which shall be deemed to be an Excluded Account together with a written statement about for which purpose such account shall be deemed to be an Excluded Account;

9.5	except as permitted under the terms of the Secured Documents, to close any of the Accounts only upon giving 5 (five) business days prior notice to each of the Collateral Agents and provided that the Pledgees have not given a notice pursuant to Clause 5 and that any proceeds standing to the credit of that Account at the time of closing are transferred only to other Accounts pledged pursuant to this Agreement;

9.6	to deliver to each of the Collateral Agents, within 15 (fifteen) business days after the end of each calendar quarter, and at any time upon reasonable request of any of the Collateral Agents, up-to date account statement sheets (Kontoauszüge) showing the balance on each of the Accounts;

9.7	upon the Collateral Agent’s reasonable request following an Enforcement Event which is continuing to deliver to each of the Collateral Agents without undue delay any documents or other information concerning the Accounts, in particular (but not limited to) the account opening documents and any agreements between the Account Bank and the respective Pledgor in relation to the Accounts. With regard to any account books (Sparbücher) and any other documents which are necessary to dispose over any of the Accounts, each Pledgor undertakes to deliver the originals of such documents to each of the Collateral Agents without undue delay if the Pledgees have given a notice pursuant to Clause 5;

9.8	unless not prohibited under the terms of the Secured Documents, not to grant any security or otherwise encumber any of the Accounts or any claims or parts thereof without the prior written consent of any of the Collateral Agents;

9.9	unless not prohibited under the terms of the Secured Documents, not to grant to any third party any rights in respect of the Accounts (keine Und-Konten oder Oder-Konten oder sonstige Rechte Dritter) without the prior written consent of any of the Collateral Agents and not to take, or participate in, any other action which would be inconsistent with the security interest of the Secured Parties or the security purpose (as described in Clause 3); and

9.10	to inform each of the Collateral Agents without undue delay of any attachment (Pfändung) and any third parties bringing claims in respect of any of the Accounts, such notice to be accompanied by any documents the Pledgees (or any of them) might need to defend themselves against any claim by a third party. In the case of any attachment (Pfändung) in respect of any of the Accounts, the respective Pledgor undertakes to forward to each of the Collateral Agents without undue delay a copy of the attachment order (Pfändungsbeschluss), any transfer order (Überweisungsbeschluss) and all other documents necessary or expedient for a defence against the attachment. The respective Pledgor shall inform the attaching creditor of the Pledges without undue delay.

10.	DURATION AND INDEPENDENCE

10.1	This Agreement shall remain in full force and effect until complete satisfaction of the Secured Obligations(other than (A) contingent indemnification obligations as to which no claim has been asserted, (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements and (C) letters of credit which have been cash collateralized in accordance with the terms of the Credit Agreement). The Pledges shall not cease to exist, if any Loan Party and/or Notes Party under the applicable Secured Documents have only temporarily discharged the Secured Obligations.

10.2

This Agreement shall create a continuing security and no change, amendment, or supplement whatsoever in the Secured Documents or in any document or agreement related to any of the Secured Documents shall affect the validity or the scope of this

Agreement nor the obligations which are imposed on any of the Pledgors pursuant to it.

10.3	This Agreement is independent from any other security or guarantee which may have been or will be given to the Secured Parties or the Collateral Agents. None of such other security shall prejudice, or shall be prejudiced by, or shall be merged in any way with this Agreement.

10.4	Waiving Section 418 of the German Civil Code, each Pledgor hereby agrees that the security created hereunder shall not be affected by any transfer or assumption of the Secured Obligations to, or by, any third party.

11.	RELEASE (PFANDFREIGABE)

11.1	Upon complete and irrevocable satisfaction of the Secured Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted, (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements and (C) letters of credit which have been cash collateralized in accordance with the terms of the Credit Agreement), the Pledgees will as soon as reasonably practicable declare the release of the Pledges (Pfandfreigabe) to the Pledgors. For the avoidance of doubt, the parties are aware that upon full and complete satisfaction of the Secured Obligations the Pledges, due to their accessory nature (Akzessorietät), cease to exist by operation of German mandatory law.

11.2	At any time when the total value of the aggregate security granted by the Pledgors and any of the other Obligors to secure the Secured Obligations (the “Security”), which can be expected to be realised in the event of an enforcement of the Security (realisierbarer Wert), more than temporarily exceeds 110% of the Secured Obligations (the “Limit”), the Pledgees shall on demand of any Pledgor release such part of the Security (Sicherheitenfreigabe) as the Pledgees may in their reasonable discretion determine so as to reduce the realisable value of the Security to the Limit.

12.	PARTIAL INVALIDITY; WAIVER

12.1	The parties agree that should at any time, any provisions of this Agreement be or become void (nichtig), invalid or due to any reason ineffective (unwirksam) this will indisputably (unwiderlegbar) not affect the validity or effectiveness of the remaining provisions and this Agreement will remain valid and effective, save for the void, invalid or ineffective provisions, without any party having to argue (darlegen) and prove (beweisen) the parties’ intent to uphold this Agreement even without the void, invalid or ineffective provisions.

12.2	The void, invalid or ineffective provision shall be deemed replaced by such valid and effective provision that in legal and economic terms comes closest to what the parties intended or would have intended in accordance with the purpose of this Agreement if they had considered the point at the time of conclusion of this Agreement.

12.3

No failure to exercise, nor any delay in exercising, on the part of the Pledgees, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided hereunder are cumulative and not exclusive of any rights or remedies provided by law.

13.	AMENDMENTS

13.1	Changes and amendments to this Agreement including this Clause 13 shall be made in writing.

13.2	Notwithstanding the formal requirement pursuant to Clause 13.1 above, any changes or amendments to this Agreement which relate only to the rights or obligations applicable to a particular Pledgor and which do not materially and adversely affect the rights or interests of the other Pledgors, or any of them, may be made without the consent or participation of the other Pledgors. The Bank Collateral Agent shall inform the other parties accordingly.

14.	NOTICES AND THEIR LANGUAGE

14.1	All notices and communications under or in connection with this Agreement shall be in writing and shall be delivered by letter, posted or delivered by hand, or fax. Each notice or communication shall be given to the relevant party at the address or fax number and marked for the attention of the person(s) or department from time to time specified in writing by that party to the other. The initial address, fax number and person(s) or department so specified by each party are set out below:

For the Pledgor 1:	AXALTA COATING SYSTEMS VERWALTUNGS GMBH
	Address:	Horbeller Str.15
50858 Köln
	Fax:	+492022952 8744
	Attention:	Christoph Rose

For the Pledgor 2:	AXALTA COATING SYSTEMS DEUTSCHLAND HOLDING GMBH & CO. KG
	Address:	Horbeller Str.15
50858 Köln
	Fax:	+492022952 8744
	Attention:	Christoph Rose

For the Pledgor 3:	AXALTA COATING SYSTEMS BETEILIGUNGS GMBH
	Address:	Horbeller Str.15
50858 Köln
	Fax:	+492022952 8744
	Attention:	Christoph Rose

For the Pledgor 4:	STANDOX GMBH
	Address:	Christbusch 25
42285 Wuppertal
	Fax:	+492022952 8744
	Attention:	Christoph Rose

For the Pledgor 5:	SPIES HECKER GMBH
	Address:	Christbusch 25
42285 Wuppertal
	Fax:	+492022952 8744
	Attention:	Christoph Rose

For the Pledgor 6:	AXALTA COATING SYSTEMS GERMANY GMBH
	Address:	Christbusch 25
42285 Wuppertal
	Fax:	+492022952 8744
	Attention:	Christoph Rose

For the Bank Collateral Agent:	BARCLAYS BANK PLC
	Address:	745 Seventh Avenue
New York, NY 10019
	Fax:	+1 212 526 5115
	Attention:	Vanessa Kurbatskiy

with copy to the Notes Collateral Agent:	WILMINGTON TRUST, NATIONAL ASSOCIATION
	Address:	246 Goose Lane, Suite 105
Guilford, CT 06437
	Fax:	+1 203 453 - 1183
	Attention:	Corporate Capital Markets

14.2	Proof of posting or dispatch of any notice or communication to any Pledgor shall be deemed (widerlegbare Vermutung) to be proof of receipt (i) in case of a letter, on the second business day in the country of receipt after posting, and (ii) in case of a fax transmission on the business day in the country of receipt immediately following the date of its dispatch.

14.3	Any notice or other communication under or in connection with this Agreement shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.

15.	APPLICABLE LAW, JURISDICTION

15.1	This Agreement is governed by the laws of the Federal Republic of Germany.

15.2	The place of jurisdiction for any and all disputes arising under or in connection with this Agreement shall be the courts in Frankfurt am Main. The Pledgees however, shall also be entitled to take action against the Pledgors in any other court of competent jurisdiction. Further, the taking of proceedings against the Pledgors in any one or more jurisdictions shall not preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

16.	CONCLUSION OF THIS AGREEMENT (VERTRAGSSCHLUSS)

16.1	The parties to this Agreement may choose to conclude this Agreement by an exchange of signed signature page(s), transmitted by any means of telecommunication (telekommunikative Übermittlung) such as by way of fax or electronic photocopy.

16.2	If the parties to this Agreement choose to conclude this Agreement pursuant to sub- Clause 16.1 above, they will transmit the signed signature page(s) of this Agreement to Clifford Chance, attention to Isabel van Bremen (Isabel.vanBremen@cliffordchance.com) or Matthias Töke (Matthias.Toeke@cliffordchance.com) (each a “Recipient”). The Agreement will be considered concluded once one Recipient has actually received the signed signature page(s) (Zugang der Unterschriftsseite(n)) from all parties to this Agreement (whether by way of fax, electronic photocopy or other means of telecommunication) and at the time of the receipt of the last outstanding signature page(s) by such one Recipient.

16.3

For the purposes of this Clause 16 only, the parties to this Agreement appoint each Recipient as their attorney (Empfangsvertreter) and expressly allow (gestatten) each Recipient to collect the signed signature page(s) from all and for all parties to this Agreement. For the avoidance of doubt, each Recipient will have no further duties connected with its position as Recipient. In particular, each Recipient may assume the conformity to the authentic original(s) of the signature page(s) transmitted to it by means of telecommunication, the genuineness of all signatures on the original signature page(s) and the signing authority of the signatories.

SIGNATURE PAGE

This Account Pledge Agreement has been entered into on the date stated at the beginning by

AXALTA COATING SYSTEMS VERWALTUNGS GMBH

(FORMERLY FLASH GERMAN CO GMBH)

as Pledgor

By:	/s/ Florian Girthofer	By:	/s/ Wiebke Tag
	Name: Florian Girthofer		Name: Wiebke Tag
	Title: Managing Director (Geschaftsfuhrer)		Title: Managing Director (Geschaftsfuhrer)

AXALTA COATING SYSTEMS DEUTSCHLAND HOLDING GMBH & CO. KG

(FORMERLY GERMANY COATINGS CO GMBH & CO. KG)

(acting through its general partner Axalta Coating Systems Verwaltungs GmbH)

as Pledgor

By:	/s/ Florian Girthofer	By:	/s/ Wiebke Tag
	Name: Florian Girthofer		Name: Wiebke Tag
	Title: Managing Director (Geschaftsfuhrer)		Title: Managing Director (Geschaftsfuhrer)

AXALTA COATING SYSTEMS BETEILIGUNGS GMBH

(FORMERLY GERMANY COATINGS CO GMBH)

as Pledgor

By:	/s/ Florian Girthofer	By:	/s/ Wiebke Tag
	Name: Florian Girthofer		Name: Wiebke Tag
	Title: Managing Director (Geschaftsfuhrer)		Title: Managing Director (Geschaftsfuhrer)

STANDOX GMBH

as Pledgor

By:	/s/ Florian Girthofer	By:	/s/ Wiebke Tag
	Name: Florian Girthofer		Name: Wiebke Tag
	Title: Managing Director (Geschaftsfuhrer)		Title: Managing Director (Geschaftsfuhrer)

SPIES HECKER GMBH

as Pledgor

By:	/s/ Florian Girthofer	By:	/s/ Wiebke Tag
	Name: Florian Girthofer		Name: Wiebke Tag
	Title: Managing Director (Geschaftsfuhrer)		Title: Managing Director (Geschaftsfuhrer)

AXALTA COATING SYSTEMS GERMANY GMBH

(FORMERLY DUPONT PERFORMANCE COATINGS GMBH)

as Pledgor

By:	/s/ Florian Girthofer	By:	/s/ Wiebke Tag
	Name: Florian Girthofer		Name: Wiebke Tag
	Title: Managing Director (Geschaftsfuhrer)		Title: Managing Director (Geschaftsfuhrer)

BARCLAYS BANK PLC

as Pledgee

By:	/s/ Vanessa Kurbatskiy
Name: Vanessa Kurbatskiy
Title: Vice President

WILMINGTON TRUST, NATIONAL ASSOCIATION

as Pledgee

By:	/s/ Joseph P. O’Donnell
Name: Joseph P. O’Donnell
Title: Vice President